MML Series Investment Fund II – N-SAR Exhibits

For Period Ending 6/30/12
File No. 811-21714

Item 77Q1.  Exhibit (3)

AMENDMENT
DATED JUNE 1, 2012 TO THE
AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT
for
MML Strategic Emerging Markets Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and MML Series Investment Fund II (the “Trust”) entered into an Amended and Restated Investment Management Agreement (the “Agreement”), effective as of December 15, 2011 with respect to the MML Strategic Emerging Markets Fund (the “Fund”); and

WHEREAS, MassMutual and the Trust desire to amend the compensation of MassMutual as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 1.05% on the first $500 million of the average daily net assets of the Fund, and 1.00% on assets in excess of $500 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month.  The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: /s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

MML SERIES INVESTMENT FUND II on behalf of MML Strategic Emerging Markets Fund
By: /s/ Nicholas H. Palmerino
Name: Nicholas H. Palmerino
Title: CFO and Treasurer